As filed with the Securities and Exchange Commission on August 26, 2019
Registration No. 333‑

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AMERICAN SOFTWARE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Georgia	58-1098795

(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
470 East Paces Ferry Road, N.E.

Atlanta, Georgia 30305

(Address and Zip Code of Principal Executive Offices)

AMERICAN SOFTWARE, INC. 2020 EQUITY COMPENSATION PLAN
(Full title of the Plan)

Valerie King, Esq.
American Software, Inc.
470 East Paces Ferry Road, N.E.
Atlanta, Georgia 30305
(404) 264-5608
(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Sam D. Chafetz, Esq.
Andrew Yonchak, Esq.
Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
First Tennessee Building
165 Madison Avenue, Suite 2000
Memphis, Tennessee 38103
(901) 577-2148

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financing accounting standards provided pursuant to Section 7(a)(2) of the Securities Act.     ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share()	Proposed Maximum Aggregate Offering Price()	Amount of Registration Fee(3)
Class A Common Shares, Par Value $.10	2,545,143	$14.49	$36,879,122	$4,469.75

1.
Based upon the average of the high ($14.5911) and low ($14.39) prices of the Class A Common Shares reported on the Nasdaq Global Select Market on August 21, 2019, which is within five business days prior to the filing of this registration statement on Form S-8.

2.	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h).

3.
Amount of registration fee was calculated pursuant to Section 6(b) of the Securities Act, and was determined by dividing the proposed maximum aggregate offering price by 1,000,000 and multiplying the result by $121.20.

INTRODUCTION

This Registration Statement on Form S-8 is filed by American Software, Inc., a Georgia corporation (the “Registrant”), and relates to 2,545,143 shares of Class A common stock, par value $.10, of the Registrant issuable under the American Software, Inc. 2020 Equity Compensation Plan (the “2020 Plan”).

PART 1.
INFORMATION REQUIRED IN THE SECTION l0(a) PROSPECTUS

The information required by Part 1 is included in documents sent or given to participants in the plans covered by this Registration Statement pursuant to Rule 428(b)(l) of the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the Note to Part I of Form S-8, such documents are not filed with the Commission either as a part of this Registration Statement or as prospectuses or prospectus supplements.

PART 2.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item. 3.    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2019, filed on July 15, 2019;

(b)	The Registrant’s Current Report on Form 8-K filed on August 22, 2019; and

(c)
The description of the Registrant’s Common Stock to be offered hereby contained in the Registrant’s Registration Statement on Form S-1 (Registration No. 2-81444) filed with the Commission on January 21, 1983, pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such current report on Form 8-K expressly provides to the contrary.

Item. 4.    Description of Securities.

Not applicable.

Item. 5.    Interests of Named Experts and Counsel.

None.

Item. 6.    Indemnification of Directors and Officers.

O.C.G.A. Section 14-2-851 authorizes a corporation to indemnify a director against liability incurred in a proceeding if the director acted in good faith and reasonably believed, in the case of conduct in his or her official capacity, that such conduct was in the best interest of the corporation or, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of a criminal proceeding, that the director had no reasonable cause to believe such conduct was unlawful.

O.C.G.A. Section 14-2-857 authorizes a corporation to indemnify an officer to the same extent as a director and, if the officer is not also a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for liability arising out of appropriation of any business opportunity of the company, acts or omissions involving intentional misconduct or a knowing violation of the law, liabilities arising from unlawful distributions, or receipt of an improper personal benefit.

Article IV, Section 11 of the Registrant’s Bylaws provides for indemnification of its directors, officers, employees and agents. In addition, the Registrant has entered into indemnification agreements with its directors and has purchased directors and officers insurance.

Item. 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit
Number    Description

4.1
American Software, Inc. 2020 Equity Compensation Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on July 26, 2019)

5.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, regarding legality
23.1*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1)
23.2*	Consent of KPMG LLP, independent registered public accounting firm
24.1*	Power of attorney (included on signature page)
* Filed herewith

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atlanta, State of Georgia, on August 26, 2019.

AMERICAN SOFTWARE, INC.
By: /s/ James C. Edenfield
James C. Edenfield, Executive Chairman,
Treasurer and Director (Principal Executive
Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints H. Allan Dow and Vincent C. Klinges, or either of them, his attorney-in-fact, in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date
/s/ James C. Edenfield James C. Edenfield	Executive Chairman, Treasurer and Director (Principal Executive Officer)	August 26, 2019
/s/ J. Michael Edenfield J. Michael Edenfield	Director	August 26, 2019
/s/ W. Dennis Hogue W. Dennis Hogue	Director	August 26, 2019
/s/ Matthew G. McKenna Matthew G. McKenna	Director	August 26, 2019
/s/ James B. Miller, Jr. James B. Miller, Jr.	Director	August 26, 2019
/s/ Thomas L. Newberry, V Thomas L. Newberry, V	Director	August 26, 2019
/s/ Vincent C. Klinges Vincent C. Klinges	Chief Financial Officer (Principal Financial Officer)	August 26, 2019
/s/ Bryan Sell Bryan Sell	Controller (Principal Accounting Officer)	August 26, 2019

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